UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                   FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
    OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number 0-9646

                            MEGATECH CORPORATION
___________________________________________________________________________
           (Exact name of registrant as specified in its charter)

      555 Woburn Street, Tewksbury, Massachusetts 02876   978-937-9600
___________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Common Stock, $.0143 Par Value
___________________________________________________________________________
          (Title of each class of securities covered by this Form)


                               Not Applicable
___________________________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision)s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(i)     [ ]
      Rule 12g-4(a)(1)(ii)    [X]      Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                              [ ]      Rule 15d-6              [ ]


Approximate number of holders of record as of the certification or notice date: 487.

Pursuant to the requirement of the Securities Exchange Act of 1934, Megatech Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 3, 2004                By:  /s/ VAHAN BASMAJIAN
                                           ---------------------
                                                Vahan Basmajian
                                           President and Chief Executive
                                           Officer